Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Stephanie Smith
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Company secures $165 million Term Loan commitment

FORT WORTH, Texas – February 18, 2016 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2015.

FOURTH QUARTER 2015 HIGHLIGHTS

Fourth quarter 2015 revenue declined 15% to $161.0 million from $189.2 million in the third quarter of 2015, as normal seasonal declines, including reduced daylight hours, holidays and inclement weather, were compounded by continued pricing pressure and diminished activity levels. In the fourth quarter of 2014, Basic generated $400.9 million in revenue.

For the fourth quarter of 2015, Basic reported a net loss of $55.2 million, or a loss of $1.36 per basic and diluted share. This compares to a reported net loss of $105.6 million, or a loss of $2.63 per basic and diluted share, in the third quarter of 2015. The third quarter of 2015 included a tax-effected, non-cash charge of $55.1 million ($81.9 million before tax), or $1.37 per basic and diluted share, for impairment of all of the goodwill associated with the completion and remedial services segment.  Excluding this special item, Basic reported a net loss of $50.6 million, or $1.26 per basic and diluted share, in the third quarter of 2015. In the fourth quarter of 2014, Basic reported a net loss of $18.8 million, or $0.45 per basic and diluted share. The fourth quarter of 2014 included a tax-effected, non-cash charge of $23.5 million ($34.7 million before tax), or $0.56 per basic and diluted share, for impairment of all the goodwill associated with the well servicing and fluid services segments. Excluding this special item, Basic reported net income of $4.7 million, or $0.11 per basic and diluted share, in the fourth quarter of 2014.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Without a doubt, 2015 was a very challenging year as U.S. land activity experienced its largest decline in the past thirty years. Capital spending by our customers declined by more than 30% and the U.S. drilling rig count ended 2015 almost 70% lower than the 2014 peak.

“Our fourth quarter results reflect the impact of the additional decline in all oilfield related services. Our customers started to rapidly reduce their activities early in the quarter as they attempted to preserve cash and defer maintenance work in response to continually weak commodity prices. Operations were further impacted by the year-end holiday season and the extreme weather conditions in late November and December.  Heavy snowfall in the Permian Basin and Oklahoma caused significant downtime in all lines of business as we experienced blizzard conditions in many markets.

“Fourth quarter margins declined across all product lines, with our completion and remedial services, being impacted the most, due to the continuing decline in new drills and completions. The amount of excess equipment available in most markets applies further pressure on rates. Our fluid services business has been the most resilient due to our integrated strategy that benefits from our extensive salt water disposal well network, which allows us to keep costs low and efficiencies high.

“Pricing in all of our markets and lines of business remains very competitive, and we continue to implement our well-developed strategy to deal with the current operating environment, including scaling operations and capital expenditures to fit cash flow and preserve our liquidity. As a result, we continue to stack equipment and exit markets where cash margins do not support maintenance capital expenditures. During the quarter, we stacked an additional 19,000 hydraulic horsepower (“HHP”), for a total of 64,000 HHP stacked at year-end, and we have already stacked over 40,000 additional HHP in the first quarter of this year. We have also reduced our direct costs in field, reduced headcount by 35%, and lowered quarterly SG&A expenses by $11 million, or 25%, since the fourth quarter of 2014. While these cost cutting initiatives have been aggressive and relatively proactive over the last 12 months, it has been difficult to keep pace with the broad decline in overall activity.

“Looking forward, we expect this pace of decline to subside in the first half of 2016. However, the first quarter will remain challenging as our industry finds a bottom. Customers have expressed various levels of capital expenditure reductions for 2016 and many have chosen to defer or delay all projects until commodity prices improve. This lack of visibility and continued market uncertainties prevent us from knowing exactly what our near term results will look like. But based on current activity levels, we anticipate that our first quarter revenue will be down approximately 10% sequentially.

“This downturn has been deeper and longer lasting than anyone originally anticipated.  As we see little near term relief, we decided to ensure that the company would have sufficient liquidity to survive a meaningfully longer downturn. We evaluated many options over the last six months that would provide the best approach to increase liquidity. We concluded that the best path to accomplish this was to utilize the secured debt baskets allowed under our senior unsecured bonds. On February 17, we entered into a $165 million term loan agreement with a syndicate of lenders. Although the cost of this financing is high, we believe that this term loan provides us with sufficient liquidity to survive a two-year plus lower operating environment.

“In conjunction with this financing, the company is currently undergoing significant changes to our operating infrastructure that will allow us to reduce our cash burn and help extend our liquidity.  We expect these changes to be fully implemented by the first half of this year and we will continue to look for ways to operate in a cost effective manner to get the company to cash flow break-even or better in the second half of 2016.”

Adjusted EBITDA decreased to ($7.5  million), or (5%) of revenues, for the fourth quarter of 2015 from ($1.6 million), or (1%) of revenues, in the third quarter of 2015.  In the fourth quarter of 2014, Basic generated Adjusted EBITDA of $85.6 million, or 21% of revenues.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on goodwill impairment, loss on legal settlements, loss on customer audit settlements, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Term Loan Financing

On February 17, 2016, Basic entered into a Term Loan Credit Agreement with a syndicate of lenders and U.S. Bank National Association, as administrative agent for the lenders.  This agreement provides for borrowings of an aggregate principal amount of $165.0 million on the closing date, and delayed draw term loan borrowings in an aggregate principal amount not to exceed $15.0 million.  The obligations under the Term Loan Agreement will be secured by substantially all assets of Basic.  Basic expects to borrow the initial borrowings of $165.0 million under the Term Loan Credit Agreement on February 26, 2016, subject to the satisfaction of closing conditions.

The term loan will bear interest at 13.5%.  In addition, Basic will be responsible for the applicable lenders’ fees, including a closing payment equal to 7.0% of the aggregate principal amount of the commitments.

In conjunction with this financing, Basic intends to amend its existing revolving credit agreement, reducing the aggregate commitment from $250.0 million to $100.0 million.

Pro forma liquidity as of March 31, 2016, including this term loan would be approximately $220.3 million, including $23.1 million of availability under Basic’s amended $100 million revolving credit facility.

FULL YEAR 2015 HIGHLIGHTS

Including a revenue adjustment in the second quarter of 2015, revenues for the twelve months of 2015 were $805.6 million. This represents a 46% decrease from revenue of $1.5 billion during the comparable period of 2014.

For the twelve months ended December 31, 2015, Basic reported a net loss of $241.7 million, or a loss of $5.97 per basic and diluted share. Excluding special items, Basic generated an adjusted net loss of $186.7 million, or a loss of $4.58 per basic and diluted share for the full year 2015. Special items include the goodwill write-down in the third quarter of 2015 noted above, as well as a second quarter tax-effected charge of $2.9 million, related to a credit given to a customer resulting from the settlement of an audit.  This compares to reported net loss of $8.3 million, or $0.20 per basic and diluted share during the twelve months ended December 31, 2014. Excluding the goodwill impairment charge mentioned above, Basic generated adjusted net income of $18.1 million, or $0.43 per basic and diluted share, in 2014.

Adjusted EBITDA for the full year 2015 decreased 92% to $24.3 million, or 3% of revenue, compared to $318.0 million, or 21% of revenue, for the full year 2014.  Adjusted EBITDA excludes the special items discussed above for both 2015 and 2014. Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue dropped by 13% to $58.5 million in the fourth quarter of 2015 from $67.2 million in the prior quarter, excluding the special item from the third quarter of 2015 mentioned above.  The sequential decline in revenue was primarily due to normal seasonal and weather-related declines, which included reduced daylight hours as well as severe weather in most of our major markets. Frac and cementing activity also dropped significantly due to sustained activity reductions resulting from the lower drilling rig count.  These losses were offset by continued high utilization of our coil tubing equipment.  In the fourth quarter of 2014, this segment generated $203.4 million in revenue.

At December 31, 2015, Basic had approximately 444,000 hydraulic horsepower (“HHP”), flat compared to the end of the previous quarter and up slightly from 443,000 HHP as of December 31, 2014. Weighted average HHP for the fourth quarter of 2015 was 444,000, up from 442,000 in the third quarter of 2015.  64,000 HHP was stacked as of December 31, 2015.

Segment profit in the fourth quarter of 2015 decreased 23% to $8.5 million compared to $11.1 million in the prior quarter, excluding the special item mentioned above.  Segment margin for the fourth quarter 2015 decreased to 15% compared to the previous quarter, driven predominantly by the negative impact of decremental margins on the lower revenue base.  During the fourth quarter of 2014, segment profit was $77.1 million, or 38% of segment revenue.

Fluid Services

Fluid services revenue in the fourth quarter of 2015 decreased 7% to $58.5 million compared to $62.6 million in the prior quarter.  Segment revenues declined due to seasonal and weather-related factors, particularly in the Permian Basin and Mid-Continent regions. During the fourth quarter of 2014, this segment generated $93.8 million in revenue.

The weighted average number of fluid services trucks decreased 1% to 1,002 during the fourth quarter of 2015, compared to 1,012 during the third quarter of 2015 and 1,043 during the fourth quarter of 2014.  Truck hours of 557,000 during the fourth quarter of 2015 represented a decrease of 1% from the 565,000 generated in the third quarter of 2015 and a decrease of 16% compared to 662,000 in the same period in 2014.

The average revenue per fluid service truck decreased 6% to $58,000 from $62,000 in the third quarter of 2015, as disposal utilization and skim oil sales dropped with trucking activity. In the comparable quarter of 2014, average revenue per fluid truck was $90,000.

Segment profit in the fourth quarter of 2015 was $12.5 million, compared to a profit of $14.9 million in the prior quarter. Segment profit margin decreased 240 basis points to 21% due to continued pricing concessions and decremental margins on the lower revenue base. Segment profit in the same period in 2014 was $26.6 million, or 28% of segment revenue.

Well Servicing

Well servicing revenues decreased 25% to $41.5 million during the fourth quarter of 2015 compared to $55.5 million in the prior quarter. This line of business was most significantly impacted from severe weather and also experienced other seasonal impacts from less daylight hours and holidays.. Well servicing revenues were $88.0 million in the fourth quarter of 2014. Revenues from the Taylor manufacturing operations were $2.6 million in the fourth quarter of 2015 compared to $4.1 million in the prior quarter and $3.0 million in the fourth quarter of 2014.

At December 31, 2015, the well servicing rig count was 421, the same as the end of the prior quarter and at December 31, 2014. Rig hours were 120,000 in the fourth quarter of 2015, down 22% compared to 154,100 in the previous quarter and down 41% from 204,400 hours in the comparable quarter of last year. Rig utilization was 39% in the fourth quarter of 2015, down from 50% in the prior quarter and down from 67% in the fourth quarter of 2014.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $324 in the fourth quarter of 2015, down 3% compared to $334 in the previous quarter and down 22% from $416 reported in the fourth quarter of 2014. The slight sequential decline was due to pricing concessions given to customers and declines in higher-rate services, such as plugging and abandonment.

Segment profit in the fourth quarter of 2015 was $3.9 million, compared to $7.7 million in the prior quarter and $19.8 million during the same period in 2014. Segment profit margin decreased to 9.5% in the fourth quarter of 2015 from 14% in the previous quarter. Fourth quarter profit margin was negatively impacted by the severe weather in the Permian Basin and Oklahoma, as well as the seasonal decline.  In the fourth quarter of 2014, segment profit was 23% of segment revenue. Segment profit from the Taylor manufacturing operations was a loss of $106,000 in the fourth quarter of 2015 compared to profit of $311,000 in the prior quarter.

Contract Drilling

Contract drilling revenues decreased by 34% to $2.6 million during the fourth quarter of 2015 from $3.8 million in the prior quarter. During the fourth quarter of 2014, this segment generated $15.7 million in revenue.  Basic operated 12 drilling rigs during the fourth quarter of 2015, the same number of rigs as in the previous quarter as well as the fourth quarter of 2014.  However, only two rigs were active during the majority of the fourth quarter. Revenue per drilling day in the fourth quarter of 2015 was $16,500, up from $15,300 in the previous quarter but down slightly from $16,600 in the fourth quarter of 2014.  This increase is due to a lower-rate rig not working in the fourth quarter.

Rig operating days during the fourth quarter of 2015 decreased by 38% to 155 compared to 252 in the prior quarter, resulting in rig utilization of 14% during the fourth quarter of 2015 compared to 23% during the prior quarter.  Rig operating days declined due to diminishing capital and operational spending by our customers.  In the comparable period in 2014, rig operating days were 948, producing a utilization of 86%.

Segment profit in the fourth quarter of 2015 was $69,000, a 90% decrease compared to profit of $661,000 in the prior quarter and a decrease from $5.1 million in the fourth quarter of 2014.  Segment margin for the fourth quarter of 2015 was 3% of segment revenues compared to 17%

from the prior quarter, due to one fewer rig running during the fourth quarter.  Last year in the comparable period, segment margin was 33%.

G&A Expense

General and administrative (“G&A”) expense in the fourth quarter of 2015 was $32.6 million, or 20% of revenue, compared to $36.0 million, or 19% of revenue, in the prior quarter. This 9% decrease in G&A expense was primarily due to cost savings initiatives and lower incentive compensation.  G&A expense in the fourth quarter of 2014 was $43.3 million, or 11% of revenue.

Tax Benefit

Basic’s tax benefit for the fourth quarter of 2015 was $29.8 million, compared to a tax benefit of $56.5 million in the third quarter of 2015. Excluding the goodwill write-down as mentioned above, the tax benefit would have been $29.7 million for the third quarter. The tax benefit in the fourth quarter of 2015 had an effective tax benefit rate of 35%, compared to the prior quarter’s effective tax adjusted benefit rate of 37%, excluding the goodwill write-down. The tax benefit of $7.3 million in the fourth quarter of 2014 translated into an effective tax benefit rate of 28%.

Cash and Total Liquidity

On December 31, 2015, Basic had cash and cash equivalents of approximately $46.7 million, down from $56.0 million at September 30, 2015 and $79.9 million on December 31, 2014. At December 31, 2015, total liquidity was approximately $140.1 million, which included $93.4 million of availability under Basic’s $250 million revolving credit facility.

Capital Expenditures

Total capital expenditures during the twelve months of 2015 were approximately $69.8 million (including capital leases of $16.0 million), comprised of $21.4 million for expansion projects, $42.1 million for sustaining and replacement projects and $6.3 million for other projects.  Expansion capital spending included $9.6 million for the completion and remedial services segment, $8.5 million for the well servicing segment, $2.0 million for the fluid services segment, and $1.3 million for the contact drilling segment.  Other capital expenditures were mainly for facilities and IT infrastructure.

Basic expects 2016 capital expenditures to be approximately $40.0 million, including $15.0 million of capital leases.

Conference Call

Basic will host a conference call to discuss its fourth quarter and full year 2015 results on Friday, February 19, 2016, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until March 4, 2016 and may be accessed by calling (201) 612-7415 and using pass code 13628606#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 3,800 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$58,479	$203,367	$307,550	$698,917
Fluid services	58,460	93,772	258,597	369,774
Well servicing	41,544	88,024	217,245	361,683
Contract drilling	2,552	15,748	22,207	60,910
Total revenues	161,035	400,911	805,599	1,491,284
Expenses:
Completion and remedial services	49,983	126,224	245,069	434,457
Fluid services	45,938	67,148	196,155	265,105
Well servicing	37,638	68,201	184,952	270,344
Contract drilling	2,477	10,612	16,674	41,513
General and administrative (1)	32,603	43,272	143,464	167,301
Depreciation and amortization	59,983	59,504	241,471	217,480
Goodwill impairment	—	34,703	81,877	34,703
Loss on disposal of assets	483	758	1,602	1,974
Total expenses	229,105	410,422	1,111,264	1,432,877
Operating income (loss)	(68,070)	(9,511)	(305,665)	58,407
Other income (expense):
Interest expense	(17,018)	(16,788)	(67,964)	(67,042)
Interest income	9	3	26	40
Other income	79	163	528	775
Loss before income taxes	(85,000)	(26,133)	(373,075)	(7,820)
Income tax benefit (expense)	29,816	7,325	131,330	(521)
Net loss	$(55,184)	$(18,808)	$(241,745)	$(8,341)
Loss per share of common stock:
Basic	$(1.36)	$(0.45)	$(5.97)	$(0.20)
Diluted	$(1.36)	$(0.45)	$(5.97)	$(0.20)

Other Financial Data:
EBITDA (3)	$(8,008)	$50,156	$(63,666)	$276,662
Adjusted EBITDA (3)	(7,525)	85,617	24,313	317,952
Capital expenditures:
Acquisitions, net of cash acquired	—	—	7,914	16,090
Property and equipment	6,580	51,370	53,868	236,295

	As of
	December 31, 2015	December 31, 2014

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$46,732	$79,915
Net property and equipment	846,290	1,007,969
Total assets	1,161,369	1,597,177
Total long-term debt	838,368	882,572
Total stockholders' equity	106,338	342,653

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment profits as a percent of revenue	14.5%	37.9%	20.3%	37.8%

Fluid Services
Weighted average number of fluid service trucks	1,002	1,043	1,018	1,022
Truck hours (000's)	557.0	661.9	2,291.2	2,545.8
Revenue per fluid services truck (000's)	$58	$90	$254	$362
Segment profits per fluid services truck (000's)	$12	$26	$61	$102
Segment profits as a percent of revenue	21.4%	28.4%	24.1%	28.3%

Well Servicing (2)
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	120.0	204.4	592.7	845.8
Rig utilization rate	39%	67%	49%	70%
Revenue per rig hour, excluding manufacturing	$324	$416	$348	$409
Well servicing rig profit per rig hour	$33	$97	$54	$105
Segment profits as a percent of revenue	9.4%	22.5%	14.9%	25.0%

Contract Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	155	948	1,361	3,679
Revenue per day	$16,500	$16,600	$16,300	$16,600
Drilling rig profit per day	$400	$5,400	$4,000	$5,300
Segment profits as a percent of revenue	2.7%	32.6%	24.9%	31.8%

(1)

Includes approximately $3,632,000 and $3,968,000 of non-cash compensation expense for the three months ended December 31, 2015 and 2014, respectively, and $16,922,000 and $15,440,000 for the year ended December 31, 2015 and 2014, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on goodwill impairment, loss on legal settlements, loss on customenr audit settlements, and the gain or loss on disposal of assets or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on goodwill impairment;
•	Adjusted EBITDA does not reflect Basic’s loss on legal settlement;
•	Adjusted EBITDA does not reflect Basic’s loss on customer audit settlements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Reconciliation of Net Loss to EBITDA:	(Unaudited)		(Unaudited)
Net loss	$(55,184)	$(18,808)	$(241,745)	$(8,341)
Income taxes	(29,816)	(7,325)	(131,330)	521
Net interest expense	17,009	16,785	67,938	67,002
Depreciation and amortization	59,983	59,504	241,471	217,480
EBITDA	$(8,008)	$50,156	$(63,666)	$276,662

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, loss on goodwill impairment, loss on legal settlements and loss on customer audit settlements:

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Reconciliation of Net Loss to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net loss	$(55,184)	$(18,808)	$(241,745)	$(8,341)
Income taxes	(29,816)	(7,325)	(131,330)	521
Net interest expense	17,009	16,785	67,938	67,002
Depreciation and amortization	59,983	59,504	241,471	217,480
Loss on goodwill impairment	—	34,703	81,877	34,703
Loss on disposal of assets	483	758	1,602	1,974
Loss on certain legal settlements	—	—	—	4,613
Loss on customer audit settlement	—	—	4,500	—
Adjusted EBITDA	$(7,525)	$85,617	$24,313	$317,952

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